As filed with the Securities and Exchange Commission on July 27, 2001

                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                         RIBOZYME PHARMACEUTICALS, INC.
             (Exact name of Registrant as Specified in Its Charter)

           DELAWARE                                            34-1697351
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

                                 ---------------

                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 449-6500

 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 ---------------

                                 Howard W. Robin
                       President & Chief Executive Officer
                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 449-6500


 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                 ---------------

                                   COPIES TO:
                            James R. Tanenbaum, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                            New York, New York 10038
                                 (212) 806-5400

                                 ---------------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
            THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.

                                ---------------

     If only the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: | |


                                                             CALCULATION OF REGISTRATION FEE
================================ ============== ========================= ============================ ===============
    Title of Each Class of        Amount To Be  Proposed Maximum Offering  Proposed Maximum Aggregate      Amount of
  Securities To Be Registered    Registered (1)    Price Per Share (2)        Offering Price (2)(3)    Registration Fee
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
Common Stock, $0.01 par value                                                                                 N/A
per share....................
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
Preferred Stock, $0.01 par                                                                                    N/A
value per share..............
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
Warrants, exercisable for                                                                                     N/A
shares of common stock or
shares of preferred stock
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
-------------------------------- -------------- ------------------------- ---------------------------- ---------------
Total........................     $10,000,000             100%              $10,000,000                   $2,500
================================ ============== ========================= ============================ ===============
(1)  In no event will the aggregate initial offering price of the common stock, preferred stock, and warrants issued under this Registration Statement exceed $10,000,000. The securities registered hereunder may be sold separately, or together as units with other securities registered hereunder. The securities hereunder also include such indeterminate number of shares of common stock that may be issued upon conversion of any convertible preferred stock or upon exercise of any warrant, and such indeterminate number of shares of preferred stock that may be issued upon exercise of any warrants.

(2) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the offering price of all securities registered hereunder.

(3) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which constitutes part of this Registration Statement also relates to an aggregate of 3,000,000 shares of common stock registered on Form S-3
     (Registration Statement No. 333-49400).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       PRELIMINARY PROSPECTUS--SUBJECT TO COMPLETION, DATED JULY 27, 2001

PROSPECTUS



                                   $10,000,000

                         RIBOZYME PHARMACEUTICALS, INC.
              SHARES OF COMMON STOCK, PREFERRED STOCK AND WARRANTS

                                 ---------------

     This is a public offering of shares of common stock, shares of preferred stock and warrants of Ribozyme Pharmaceuticals, Inc. This means that from time to time:

     o we may offer and issue shares of common stock, shares of preferred stock, and warrants, each in varying amounts and at prices and on terms to be determined at the time of sale;

     o we will provide a prospectus supplement each time we sell a particular series of securities; and

     o the prospectus supplement will describe the offering and the terms of that series of securities.

     We will receive all of the proceeds from the sale of our securities.

     Where necessary, the applicable prospectus supplement will contain information about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus.

     We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See "Plan of Distribution."

     Our common stock is traded on the Nasdaq National Market under the symbol "RZYM."

                                 ---------------

     THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK, SHARES OF PREFERRED STOCK OR WARRANTS.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JULY 27, 2001

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $10,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered also may include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 5 of this prospectus.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "we," "us," or similar references mean Ribozyme Pharmaceuticals, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, omits some of the information contained in the Registration Statement, including exhibits. We also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.

     You may read and copy the Registration Statement, including exhibits, as well as our reports, proxy statements and other information that we file, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed electronically with the SEC at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     2. Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

     3.   Our Proxy Statement for the 2001 Annual Meeting of Stockholders;

     4.   Our Current Report on Form 8-K, dated January 5, 2001; and

     5. The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on April 11, 1996, including any amendments or reports filed to update such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:


                                  Marvin Tancer
                             Chief Financial Officer
                         Ribozyme Pharmaceuticals, Inc.
                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 449-6500

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

                                   THE COMPANY

     THE FOLLOWING DISCUSSION MAY CONTAIN, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS HERETO. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF.

     Following is a short summary of our business. You should carefully read our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are incorporated herein by this reference, for more information on our business.

     WE ARE DEVELOPING A NEW CLASS OF THERAPEUTICS.

     We are developing a new class of therapeutics based on engineered molecules called ribozymes. A ribozyme is a sequence of nucleotides that has binding sequences along with a catalytic core capable of cleaving a specific RNA molecule, including mRNA and viral RNA. Ribozymes act as "molecular scissors" by cutting RNA molecules into two ineffective strands, thereby preventing protein production. Since, in principle, ribozymes can be applied to any RNA, we have the potential to develop ribozymes as an entirely new class of therapeutic agents.

     RIBOZYMES HAVE POTENTIALLY SIGNIFICANT ADVANTAGES OVER TRADITIONAL DRUGS.

     Ribozymes have potentially significant advantages over traditional approaches to treat a disease including the following:

     o BROAD APPLICABILITY. All diseases, for which a gene can be identified as a cause or an essential contributing factor, are potentially treatable with ribozyme drugs.

     o HIGH SELECTIVITY. Side effects associated with traditional drugs may be reduced or avoided by using ribozymes designed to attach to and cut only a targeted RNA. Because of this selectivity, only the function of the targeted genetic sequence is affected; other molecules and gene functions are not altered.

     o DESTRUCTION OF TARGET. As compared to most drugs which only temporarily prevent targeted gene function, ribozymes destroy the target RNA and stop the associated protein production.

     WE ARE DEVELOPING DRUGS THAT ADDRESS SIGNIFICANT AND UNMET MEDICAL NEEDS.

     We are currently in clinical development and pre-clinical testing for the following four product candidates:

     o ANGIOZYME, to treat solid tumor cancers (colorectal, renal cell, lung, breast and melanoma), which account for over 550,000 new cancer cases and nearly 300,000 deaths per year in the United States. We are developing ANGIOZYME in collaboration with Chiron Corporation. During the first two quarters of 2001, we initiated Phase II clinical trials in metastaic breast and colorected cancer. Over the next few quarters, we anticipate initiating additional Phase II clinical trials in metastatic renal, melanoma and lung cancers.

     o HEPTAZYME, to treat chronic Hepatitis C, is being developed solely by us. There are over 3.9 million chronically infected persons in the United States and over 170 million worldwide. Hepatitis C infects approximately 50,000 people and has over 10,000 deaths associated with it each year in the United States. We expect to initiate a Phase II clinical trial for HEPTAZYME around the end of 2001.

     o HERZYME, to treat breast and other cancers, which we are developing in collaboration with Elan Corporation plc and its affiliates. We recently filed an Investigational New Drug application, an IND, for HERZYME in Canada and we expect to begin a Phase I clinical trial during the third quarter of 2001.

     o HepBzyme, for the treatment of Hepatitis B, which is in pre-clinical testing. We expect to file an IND for HepBzyme in 2002.

     WE BELIEVE OUR PATENT-PROTECTED TECHNOLOGY PLATFORM CAN PROVIDE CONTINUOUS FLOW OF NEW PRODUCTS.

     Our proprietary technology enables us to design ribozymes against many validated disease targets and to quickly move from target identification to pre-clinical development, thereby providing a continuous flow of new products. Our technology is protected by over 150 issued or allowed patents worldwide, which we own or have exclusive licenses to and by more than 100 patent applications pending worldwide.

     ALSO, WE BELIEVE OUR EXTENSIVE KNOWLEDGE, BROAD EXPERIENCE AND STRONG INTELLECTUAL PROPERTY POSITION IN THE FIELD OF NUCLEIC ACID TECHNOLOGY WILL CONTINUE TO ALLOW US TO TAKE ADVANTAGE OF ADDITIONAL OPPORTUNITIES IN THE AREA OF DRUG DISCOVERY AND DEVELOPMENT.

     We used ribozymes for target discovery and validation to help companies in the life science industry to identify genes that cause or contribute to human disease. In 1998, we decided to focus on the therapeutic potential of ribozymes and transferred our target discovery and validation technology to a newly-formed German company, Atugen, in exchange for a significant equity interest. Currently, we own a 31.6% interest in Atugen.

     In addition, ribozymes have shown applicability in the area of molecular diagnostics. On May 9, 2001, we entered into a collaborative agreement with Archemix, a privately-held company whose primary technology, RiboReporters, incorporates allosteric ribozymes or ribozymes that are active only in the presence of a specific molecule. This technology allows researchers to detect individual molecules in complex mixtures, facilitating the discovery and validation of new drug targets. Under the terms of our agreement with Archimex, we granted to Archemix certain licenses and sublicenses to our intellectual property covering the allosteric ribozyme technology in exchange for an equity position in Archemix and a seat on both Archemix's Board of Directors and its Scientific Advisory Board. We also received a license to Archemix's intellectual property covering allosteric ribozymes for use in molecular diagnostic applications.

                               RECENT DEVELOPMENTS

     On July 1, 2001, Howard W. Robin, our President and former Chief Operating Officer succeeded Ralph E. Christoffersen to the position of Chief Executive Officer. Mr. Robin, was elected to the Board of Directors on March 29, 2001. Mr. Robin joined us in January 2001 after 21 years at Berlex Laboratories where he served as Corporate Vice President and General Manager, Therapeutics. Ralph E. Christoffersen is now Chairman of the Board of Directors.

     On June 11, 2001, we announced the appointment of Marvin Tancer to the position of Chief Financial Officer and Vice President of Operations effective July 1, 2001. Mr. Tancer joined us with 19 years of pharmaceutical, financial and operations experience.

     On May 9, 2001, we announced a strategic alliance with Archemix that will allow both companies to capitalize on reciprocal intellectual property in the field of proteomics and molecular diagnostics. We cross -licensed intellectual property covering allosteric ribozymes and we received an equity position in Archemix.

     On February 8, 2001, and June 21, 2001, we and Chiron initiated Phase II clinical trials evaluating the clinical activity of ANGIOZYME in metastatic breast and colorectal cancer. We anticipate initiating three more Phase II clinical trials to investigate the efficacy of ANGIOZYME in metastatic lung, renal and melanoma cancers.

     Our corporate headquarters are located at 2950 Wilderness Place, Boulder, Colorado 80301, and our telephone number is (303) 449-6500. Our website address is www.rpi.com. Information contained on our website does not constitute part of this prospectus.

     ANGIOZYME(TM), HEPTAZYME(TM), and HERZYME(TM) are our trademarks.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE INCORPORATE BY REFERENCE HEREIN BEFORE PURCHASING OUR SECURITIES. INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

     WE ARE A BIOTECHNOLOGY COMPANY IN THE EARLY STAGE OF DEVELOPMENT AND HAVE ONLY A LIMITED OPERATING HISTORY FOR YOU TO REVIEW IN EVALUATING OUR BUSINESS AND PROSPECTS.

     Our ribozyme technology is in an early stage of development and represents a new and unproven approach to therapeutic products. There can be no assurance that our technologies will enable us or any of our collaborators to discover and develop therapeutic products.

     All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect any of our product candidates to be commercially available for at least four years. You must consider, based on our limited history, our ability to:

     o obtain the financial resources necessary to develop, test, manufacture and market products;

     o engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

     o satisfy the requirements of clinical trial protocols, including patient enrollment;

     o establish and demonstrate the clinical efficacy and safety of our products;

     o    obtain necessary regulatory approvals; and

     o market our products to achieve acceptance and use by the medical community in general.

     WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL EVER BECOME OR REMAIN PROFITABLE.

     We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of our stock, revenues we receive under research and development agreements, and lines of credit. As of March 31, 2001, our accumulated deficit was $112.0 million.

     We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

     WE DEPEND UPON OUR COLLABORATIVE RELATIONSHIPS AND OUR COLLABORATORS HAVE RIGHTS UNDER THESE AGREEMENTS WHICH IF EXERCISED COULD IMPAIR OUR ABILITY TO DEVELOP OUR PRODUCTS AND OUR OPERATING RESULTS.

     Engaging corporate partners and other third parties to develop, test and manufacture our initial products has been, and is expected to continue to be, a key element of our strategy. Our current partners, Chiron Corporation and Elan Corporation plc, have the right to terminate unilaterally our existing agreements or to discontinue funding their share of product development expenses. If any of our current partners were to terminate its funding of the development of a particular product, we may not have the right to continue development of that product on our own.

     In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control including:

     o decisions by our collaborators to extend or renew our agreements and relationships;

     o the pace of development of our products including the achievement of performance milestones;

     o development by our collaborators of competing technologies or products;

     o    exercise by our collaborators of marketing or manufacturing rights;
          and

     o the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.

     WE HAVE GRANTED EXCLUSIVE RIGHTS TO CERTAIN OF OUR COLLABORATORS TO PRODUCTS TARGETING SPECIFIC GENE SEQUENCES WHICH COULD DELAY DEVELOPMENT OF THOSE PRODUCTS AND PREVENT US FROM ENTERING INTO OTHER COLLABORATIVE AGREEMENTS.

     Under our current collaborations, up to an aggregate of 50 targets may be reserved at any time by our collaborators. Development of the products subject to these exclusivity provisions is out of our control. These products will not be available to us during the exclusivity term either to develop internally or in collaboration with third parties.

     Some of our collaborators have the right to reserve exclusive rights to specified products for a period of time, even if they are not developing those products. Also, many of our collaboration agreements require us to offer our collaborators a right of first offer for certain targets and products.

     BECAUSE WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS.

     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

     Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an IND. Clinical trials are subject to oversight by institutional review boards and the FDA and:

     o must be conducted in conformity with the FDA's good laboratory practice regulations;

     o    must meet requirements for institutional review board oversight;

     o    must meet requirements for informed consent;

     o    must meet requirements for good clinical practices;

     o    are subject to continuing FDA oversight;

     o    may require large numbers of test subjects; and

     o may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

     Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

     Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.

     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

     WE ARE INVOLVED IN PENDING LITIGATION AND CANNOT AT THIS TIME PREDICT THE ULTIMATE OUTCOME OR POSSIBLE LOSS THAT COULD RESULT FROM THAT LITIGATION.

     We are defendants in several related lawsuits which purport to be class actions on behalf of purchasers of our common stock on November 16 and 17, 1999. The lawsuits, which are substantially identical, allege the defendants violated certain federal securities laws based upon an allegedly misleading announcement made on November 15, 1999. The cases have been consolidated in the United States District Court, District of Colorado. As of July 2001, the lawsuits have entered a discovery phase, with all discovery to be completed by October 1, 2001. Trial to a jury has been scheduled to commence on July 2, 2002. We believe that the suits are without merit and we intend to defend ourselves vigorously against the allegations. We cannot predict the ultimate outcome or losses, if any, which may result from this litigation.

     IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO DILUTE YOUR INTEREST, CURTAIL OUR RESEARCH AND DEVELOPMENT, RELINQUISH OUR RIGHTS TO SOME OR ALL OF OUR PRODUCTS OR DECLARE BANKRUPTCY.

     Our existing financial resources and expected revenues from our collaborations should be sufficient to meet our operating and capital requirements through mid-2002; however, we may have to raise substantial additional capital thereafter if:

     o changes in our research and development plans cause unexpected large future expenditures; or

     o changes in our collaborative relationships cause a significant reduction in our expected revenues from our collaborations.

     If we raise funds by selling more stock, your ownership share in us will be diluted. We may grant future investors rights superior to those of the securities that you are purchasing. In addition, we do not know if additional funding will be available or on acceptable terms when needed.

     OUR PRODUCTS REQUIRE MATERIALS THAT MAY NOT BE READILY AVAILABLE OR COST EFFECTIVE, WHICH MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION OR PROFITABILITY.

     The products we are developing are new chemical entities which are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future. In January 2000, we entered into an agreement with Avecia Limited to manufacture ribozyme products for us based on technology we licensed to them. Delays or failures in obtaining raw materials or in product manufacturing, including deliveries from Avecia, could delay our product submission for regulatory approval and our initiation of new development programs which could, in turn, materially impair our competitive position and potential profitability.

     THERE IS A SIGNIFICANT DEGREE OF UNCERTAINTY RELATING TO OUR PATENTS THAT COULD CAUSE US TO INCUR SUBSTANTIAL COSTS AND DELAYS AS A RESULT OF PROCEEDINGS AND LITIGATION REGARDING PATENTS AND OTHER PROPRIETARY RIGHTS. THE ULTIMATE RESULT OF ANY PATENT LITIGATION COULD BE THE LOSS OF SOME OR ALL PATENT PROTECTION FOR THE PATENT INVOLVED.

     Our basic patents, the Cech patents, unless extended, expire in 2008 in the United States and in 2007 in Europe and Japan. Although our license to these patents extends through the expiration of the Cech patents or any extensions thereof, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some additional patent applications covering various aspects of the ribozyme technology, and we have filed patent applications for other improvements and modifications which have not yet been approved.

     WE CANNOT BE CERTAIN THAT THE NAMED INVENTORS OF SUBJECT MATTER CLAIMED BY OUR PATENTS AND PATENT APPLICATIONS WERE THE FIRST TO INVENT OR THE FIRST TO FILE PATENT APPLICATIONS FOR THESE INVENTIONS.

     Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be challenged, successfully invalidated, found to be unenforceable, infringed upon, or circumvented by others so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the scope of our issued patents will be sufficiently broad to offer meaningful protection against competitive products. We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our Cech patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. The European opposition proceeding is in progress. However, at the oral proceedings in July 2000, the European Opposition Division found no grounds for revoking the Cech patents but decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes.

     WE MAY NOT HAVE IDENTIFIED ALL UNITED STATES AND FOREIGN PATENTS THAT POSE A RISK OF INFRINGEMENT. WE MAY BE FORCED TO LITIGATE IF AN INTELLECTUAL PROPERTY DISPUTE ARISES.

     This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

     o    the patentability of our inventions and product candidates; or

     o the enforceability, validity or scope of protection provided by our patents.

     As discussed above, our competitors have taken the position in patent oppositions and elsewhere that our patents are invalid or that our activities infringe on their patent rights. While we do not believe we are infringing on the patent rights of our known competitors, we may have to incur substantial costs if litigation is brought against us by these competitors.

     THE MANUFACTURE, USE OR SALE OF OUR PRODUCTS MAY INFRINGE ON THE PATENT RIGHTS OF OTHERS.

     If we are unable to avoid infringing another party's patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

     o    incur substantial monetary damages;

     o    encounter significant delays in marketing our products; and

     o be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

     In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

     DISCLOSURE OF OUR TRADE SECRETS COULD HURT OUR COMPETITIVE POSITION.

     Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

     WE LACK SALES AND MARKETING EXPERIENCE AND WILL RELY UPON THIRD PARTIES TO MARKET OUR PRODUCTS WHICH WILL RESULT IN A LOSS OF CONTROL OVER THE MARKETING PROCESS.

     We intend to rely on third parties with established direct sales forces to market, distribute and sell many of our products. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

     OUR SUCCESS MAY DEPEND ON THIRD-PARTY REIMBURSEMENT OF PATIENTS' COSTS FOR OUR PRODUCTS WHICH COULD RESULT IN PRICE PRESSURE OR REDUCED DEMAND FOR OUR PRODUCTS.

     Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

     YOU COULD EXPERIENCE SUBSTANTIAL DILUTION IN THE FUTURE.

     You could experience dilution in the net tangible book value of the stock held by you upon:

     o    the exercise by holders of outstanding options and warrants;

     o the conversion by Schering AG of outstanding debt into shares of our common stock;

     o the conversion by Elan of shares of our Series A Preferred Stock into a maximum of 1,200,000 shares of our common stock; or

     o the conversion by Elan of our outstanding note into Series B Preferred Stock which is currently convertible into approximately 385,000 shares of our common stock.

     OUR COMMON STOCK HAS LIMITED TRADING VOLUME AND A HISTORY OF VOLATILITY WHICH COULD IMPAIR YOUR INVESTMENT.

     You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

     o    quarterly variations in our operating results;

     o    our ability to raise additional funds;

     o    changes in the status of our corporate collaborative agreements;

     o    changes in earnings estimates by market research analysts;

     o    clinical trials of products;

     o research activities, technological innovations or new products by us or our competitors;

     o    developments or disputes concerning patents or proprietary rights;

     o purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

     o timing or denial by the FDA of clinical trial protocols or marketing applications;

     o    securities class actions or other litigation; and

     o    changes in government regulations.

     These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

     BOTH OUR CORPORATE DOCUMENTS AND DELAWARE LAW HAVE ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE TRANSACTIONS INVOLVING ACTUAL OR POTENTIAL CHANGES OF CONTROL AT PREMIUM PRICES.

     Our corporate documents:

     o require procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; and

     o authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

     In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions.

                                 USE OF PROCEEDS

     We will receive all of the net proceeds from the sale of our securities registered under the registration statement of which this prospectus is a part.

     Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities:

     o to fund increased research and development as we continue to expand our current development programs;

     o    to provide working capital; and

     o    for general corporate purposes.

     We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our clinical trials, technological advances and the competitive environment for our products. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

     We may offer our securities for sale in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. We may sell securities directly, through agents designated from time to time, or by such other means as may be specified in the applicable prospectus supplement. Participating agents or broker-dealers in the distribution of any of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of the securities purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

     We may sell our securities through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such securities to the public at varying prices to be determined by the broker-dealer at the time of resale.

     To the extent required, the number and amount of the securities to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

     If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of the securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Underwriters, dealers, and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Under the securities laws of some states, the securities registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

     Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

     Upon sale under the registration statement that includes this prospectus, the securities registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

                           DESCRIPTION OF COMMON STOCK

GENERAL

     Our authorized capital stock includes 60 million shares of common stock, $0.01 par value per share. At March 31, 2001, there were 16,333,575 shares of common stock outstanding.

     For each outstanding share of common stock held, the holder is entitled to one vote on all matters presented to stockholders for a vote except as otherwise provided by statute and subject to voting rights of any holders of preferred stock. Cumulative voting is not permitted. Holders of the common stock do not have preemptive rights. All shares of common stock issued and sold will be duly authorized, fully paid, non-assessable and are not subject to further call or redemption. Subject to the rights of any holders of preferred stock, dividends may be paid to the holders of common stock if and when declared by our Board of Directors. Dividends will be paid out of funds legally available for dividend payment. We have never paid any dividends and do not intend to do so in the near future. Upon our liquidation, dissolution, or winding up, subject to the rights of any holders of preferred stock, the holders of common stock are entitled to receive our net assets in proportion to the respective number of shares they hold.

REGISTRAR AND TRANSFER AGENT

     American Stock Transfer & Trust Company is the Registrar and Transfer Agent for the common stock.


                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     We are authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights and other rights as we may determine. We have designated:

     o 25,000 shares of Series A Preferred Stock, of which 12,015 shares were issued and outstanding at March 31, 2001; and

     o 25,000 shares of Series B Preferred Stock of which no shares were issued and outstanding at March 31, 2001.

     The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although the Board of Directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

PREFERRED STOCK

     Subject to the limitations prescribed by our Amended and Restated Certificate of Incorporation, our Board of Directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions on the preferred stock, including provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

     Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

         (1)   the title and stated value of the preferred stock;

         (2) the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

         (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

         (4) the date from which dividends on the preferred stock shall accumulate, if applicable;

         (5) the procedures for any auction and remarketing, if any, for the preferred stock;

         (6) the provision for a sinking fund, if any, for the preferred stock;

         (7) the provision for redemption, if applicable, of the preferred stock;

         (8)   any listing of the preferred stock on any securities exchange;

         (9) the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculation thereof;

         (10) whether interests in the preferred stock will be represented by depositary shares;

         (11) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

         (12) a discussion of federal income tax considerations applicable to the preferred stock;

         (13) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

         (14) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

RANK

     Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

         (a)   senior to all classes or series of our common stock;

         (b) senior to all equity securities ranking junior to the preferred stock,

         (c) equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment; and

         (d) junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

     The term "equity securities" excludes convertible debt securities.

DIVIDENDS

     Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of funds legally available for payment, cash dividends at rates and on dates set forth in the applicable prospectus supplement. Dividends may be based on different rates, which may be fixed or variable. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

REDEMPTION

     If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Such preferred stockholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our equity securities ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up.

     If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

     Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

CONVERSION RIGHTS

     The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock. Such terms will include:

     o the number of shares of common stock into which the shares of preferred stock are convertible;

     o    the conversion price (or manner of calculation thereof);

     o    the conversion period;

     o provisions as to whether conversion will be at the option of the holders of the preferred stock or us;

     o    the events requiring an adjustment of the conversion price; and

     o provisions affecting conversion in the event of the redemption of such series of preferred stock.

REGISTRAR AND TRANSFER AGENT

     The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock.

THE STATEMENTS BELOW DESCRIBING THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK ARE IN ALL RESPECTS SUBJECT TO AND QUALIFIED BY REFERENCE TO THE APPLICABLE PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND ANY APPLICABLE ARTICLES SUPPLEMENTARY TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION DESIGNATING TERMS OF A SERIES OF PREFERRED STOCK.

                            SERIES A PREFERRED STOCK

DIVIDENDS

     The Series A Preferred Stock, has a stated dividend rate of 6.0% which is payable semi-annually through the issuance of additional shares of Series A Preferred Stock at a nominal value of $1,000 per share.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding-up of the affairs of our business, whether voluntary or involuntary, before any payments of cash or distributions of property are made to the holders of the common stock or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock and Series B Preferred Stock, the holders of the Series A Preferred Stock and the Series B Preferred Stock, will be entitled to receive out of our assets legally available for distribution, and after accrued and unpaid dividends, $1,000 per share on a pro rata basis. If, upon liquidation, there are not sufficient assets to pay the holders of the Series A Preferred Stock and the Series B Preferred Stock the full amounts to which they are entitled, they will share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them if they were paid in full.

VOTING RIGHTS

     The holders of the Series A Preferred Stock are not entitled to vote except that, so long as there are any shares of Series A Preferred Stock outstanding, we will not, without first obtaining approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock: (1) amend our Certificate of Incorporation so as to affect adversely the shares of Series A Preferred Stock or the holders of the Series A Preferred Stock, including by creating any additional classes or preference or other rights senior to the Series A Preferred Stock or (2) change the rights of the holders of the Series A Preferred Stock in any other respect.

CONVERSION

     The holders of the Series A Preferred Stock have the right to convert the Series A Preferred Stock into approximately 1,200,000 shares of our common stock.

EXCHANGE

     The holders of the Series A Preferred Stock may elect to exchange all of their shares of Series A Preferred Stock for 3,612 shares of non-voting convertible preferred shares of Medizyme Pharmaceutical Ltd., a limited liability company held by us.

TERM

     If the Series A Preferred Stock is not converted or exchanged into shares of common stock on or prior to the later of July 7, 2006 or the exchange termination date, the Series A Preferred Stock will, at our option, either (1) remain outstanding or (2) be repaid in the amount of $1,000 plus accrued dividends thereon, payable in cash or in common stock.

                            SERIES B PREFERRED STOCK

     Elan International Services, Ltd. has provided us with a $12.0 million credit facility on a draw-down basis for our use, if we desire, to fund our portion of Medizyme's operating costs over a 30-month period. Elan may convert this debt into shares of our Series B Preferred Stock. As of March 31, 2001 we have drawn down $2.7 million. Elan has not converted this debt into shares of our Series B Preferred Stock.

DIVIDENDS

     The Series B Preferred Stock has a stated dividend rate of 12%, which is payable semi-annually throuh the issuance of additional shares of Series B Preferred Stock at a nominal value of $1,000 per share.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding-up of the affairs of our business, whether voluntary or involuntary, before any payments of cash or distributions of property are made to the holders of the common stock or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock and the Series B Preferred Stock, the holders of the Series A Preferred Stock and the Series B Preferred Stock will be entitled to receive out of our assets legally available for distribution and after accrued and unpaid dividends, $1,000 per share on a pro rata basis. If, upon liquidation, there are not sufficient assets to pay the holders of the Series A Preferred Stock and the Series B Preferred Stock the full amounts to which they are entitled, they will share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them if they were paid in full.

VOTING RIGHTS

     The holders of the Series B Preferred Stock are not entitled to vote except that, so long as there are any shares of Series B Preferred Stock outstanding, we will not without first obtaining approval of the holders of a majority of the then outstanding shares of Series B Preferred Stock: (1) amend our Certificate of Incorporation so as to affect adversely the shares of Series B Preferred Stock or the holders of the Series B Preferred Stock, including by creating any additional classes or preferences or other rights senior to the Series B Preferred Stock or (2) change the rights of the holders of the Series B Preferred Stock in any other respect.

CONVERSION

     The holders of the Series B Preferred Stock have the right to convert the Series B Preferred Stock into shares of common stock at a 50% premium to the average price of our common stock for the 60 days prior to the time of the applicable draw-down on the credit facility.

REDEMPTION

     The Series B Preferred Stock will be redeemable, in whole or in part, at our option for cash at $1,000 plus accrued dividends, so long as the amounts provided to be funded as set forth in the Securities Purchase Agreement, dated as of January 7, 2000, with Elan have been funded or we have waived our right to any additional funding.

EXCHANGE

     If Elan has exercised its exchange right, it will, at its option, (1) pay us an amount equal to 30.1% of the amount of the development funding provided to Medizyme, including any accrued and unpaid interest and/or dividends paid to Elan or (2) surrender for cancellation, including any accrued and unpaid interest and/or dividends paid to Elan, a portion of each issuance of Series B Preferred Stock having an aggregate original issue price equal to 30.1% of the total amount of the development funding provided to Medizyme, against the outstanding Series B Preferred Stock of any and/or the convertible promissory note dated as of January, 2000, by us in favor of Elan in the original principal amount of $12.015 million or (3) effect a combination of (1) and (2) above if applicable.

TERM

     If the Series B Preferred Stock has not been converted into shares of common stock or exchanged, on or prior to the later of July 7, 2006, and the exchange termination date, the Series B Preferred Stock, will at our option (1) remain outstanding or (2) be repaid in an amount of $1,000 plus accrued dividends, in cash or by the issuance of shares of our common stock.

                             DESCRIPTION OF WARRANTS

GENERAL

     We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a warrant agent, or as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     o    the title of the warrants;

     o the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

     o the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

     o    the price or prices at which the warrants will be issued;

     o    the aggregate number of warrants;

     o any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     o the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     o if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     o if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     o the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

     o the maximum or minimum number of warrants which may be exercised at any time; and

     o    information with respect to book-entry procedures, if any.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                                  LEGAL MATTERS

     For purposes of this offering, Stroock & Stroock & Lavan, LLP, New York, New York, will pass upon the legality of the securities being offered by this prospectus for Ribozyme Pharmaceuticals, Inc.

                                     EXPERTS

     The financial statements of Ribozyme Pharmaceuticals, Inc., appearing in Ribozyme Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

     o    our financial prospects;

     o    our financing plans;

     o    trends affecting our financial condition; or

     o    operating results; and

     o    our strategies for growth, operations, and

     o    product development and commercialization.

     Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Ribozyme Pharmaceuticals, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that the information contained herein is correct at any time after the date hereof.

                               TABLE OF CONTENTS

                                                                            PAGE

WHERE YOU CAN FIND MORE INFORMATION..........................................5

INFORMATION INCORPORATED BY REFERENCE........................................5

THE COMPANY..................................................................6

RISK FACTORS.................................................................8

USE OF PROCEEDS.............................................................14

PLAN OF DISTRIBUTION........................................................15

DESCRIPTION OF COMMON STOCK.................................................16

DESCRIPTION OF PREFERRED STOCK..............................................16

DESCRIPTION OF WARRANT......................................................21

LEGAL MATTERS...............................................................22

EXPERTS.....................................................................22

FORWARD-LOOKING STATEMENTS..................................................22





                                   Prospectus


                                  $10,000,000
                         RIBOZYME PHARMACEUTICALS, INC.

                   COMMON STOCK, PREFERRED STOCK AND WARRANTS





                    UNTIL ____, 2001 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTION IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                July 27, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by Ribozyme Pharmaceuticals, Inc. in connection with the issuance and distribution of our securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant. All amounts are estimated except the SEC registration fee:


                         Expenses                              Amount

    SEC Registration Fee.............................    $  2,500
    NASDAQ National Market Fees......................    $      0
    Legal Fees and Expenses..........................    $ 25,000
    Blue Sky Fees and Expenses.......................    $      0
    Accounting Fees and Expenses.....................    $  5,000
    Miscellaneous Expenses...........................    $    500

             TOTAL.................................      $ 33,000


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article XI of our Bylaws provides for indemnification of our directors to the fullest extent permitted by law, as now in effect or later amended. Article XI of our Bylaws also permits the indemnification to the same extent of our officers, employees or agents if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by us at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by us. The Bylaws further provide for a contractual cause of action on the part of our directors for indemnification claims that have not been paid by us.

     Article VI of our Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporate Law of the State of Delaware ("DGCL") (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
          (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

                    (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

                    (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

                    (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

                    (4) by the stockholders.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

     We also have provided liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

     The above discussion of our corporate documents is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

        EXHIBIT NO.       DESCRIPTION
        -----------       -----------

        1.1               Form of Underwriting Agreement for common stock

        1.2               Form of Underwriting Agreement for preferred stock

        4.1               Form of Warrant exercisable for Common Stock

        4.2               Form of Warrant exercisable for Preferred Stock

        4.4               Form of Preferred Stock Certificate(1)

        5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the securities

        23.1              Consent of Ernst & Young LLP, Independent Accountants

        23.2 Consent of Stroock & Stroock & Lavan LLP. Reference is made to Exhibit 5.1

        24.1              Power of Attorney, Reference is made to page II-3



         ------------------
         (1) To be incorporated by reference in connection with the offering of preferred stock.

ITEM 17.  UNDERTAKINGS.

     THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (2) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
          Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on the 27th day of July, 2001.

                                RIBOZYME PHARMACEUTICALS, INC.

                                By:      /s/ Howard W. Robin
                                         Howard W. Robin
                                         President and Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Howard W. Robin, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including without limitation post-effective amendments and any amendments increasing the amount of securities for which registration is being sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                 Signature                                        Title
/s/ Howard W. Robin                               President and Chief Executive Officer      July 27, 2001
-------------------                                 (Principal Executive Officer)
    Howard W. Robin

/s/ Marvin Tancer                              Chief Financial Officer and Vice President    July 27, 2001
------------------------------------------      of Operations (Principal Financial and
     Marvin Tancer                                    Accounting Officer)

/s/ Ralph E. Christoffersen, Ph.D.                 Chairman of the Board of Directors        July 27, 2001
------------------------------------------
     Ralph E. Christoffersen, Ph.D.

/s/ David T. Morgenhaler                                        Director                     July 27, 2001
------------------------------------------
    David T. Morgenhaler

/s/ Jeremy C. Cook                                              Director                     July 27, 2001
------------------------------------------
     Jeremy C. Cook

/s/ John Groom                                                  Director                     July 27, 2001
------------------------------------------
     John Groom

/s/ David Ichikawa                                              Director                     July 27, 2001
------------------------------------------
     David Ichikawa

/s/ Samuel R. Saks, M.D.                                        Director                     July 27, 2001
------------------------------------------
     Samuel R. Saks, M.D.

/s/ Anders Wiklund                                              Director                     July 27, 2001
------------------------------------------
     Anders Wiklund


                                  EXHIBIT INDEX



   EXHIBIT NO.          DESCRIPTION
   -----------          -----------

   1.1                  Form of underwriting agreement for common stock

   1.2                  Form of underwriting agreement for preferred stock

   4.1                  Form of Warrant exercisable for common stock

   4.2                  Form of Warrant exercisable for preferred stock

   4.4                  Form of Preferred Stock Certificate(1)

   5.1                  Opinion of Stroock & Stroock & Lavan LLP

   23.1                 Consent of Ernst & Young, Independent Accountants

   23.2 Consent of Stroock & Stroock & Lavan LLP. Reference is made to Exhibit 5.1

   24.1                 Power of Attorney, Reference is made to page II-3


    -------------
    (1) To be incorporated by reference in connection with the offering of preferred stock.